As filed with the Securities and Exchange Commission on January 30, 2007.
                                                    Registration No.333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             Osage Bancshares, Inc.
             (Exact name of registrant as specified in its charter)

              Maryland                                            32-0181888
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                              239 East Main Street
                            Pawhuska, Oklahoma 74056
            ---------------------------------------------------------
                    (Address of principal executive offices)

                               Osage Federal Bank
               Employees' Savings & Profit Sharing Plan and Trust
            ---------------------------------------------------------
                            (Full Title of the Plan)

                                  Mark S. White
                                    President
                              239 East Main Street
                            Pawhuska, Oklahoma 74056
                                  918-287-2919
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
                               Richard Fisch, Esq.
                              Evan M. Seigel, Esq.
                            Malizia Spidi & Fisch, PC
                            901 New York Avenue, N.W.
                                 Suite 210 East
                             Washington, D.C. 20001
                                 (202) 434-4660
            ---------------------------------------------------------

                                          CALCULATION OF REGISTRATION FEE
========================================================================================================================
Title of                                            Proposed Maximum        Proposed Maximum            Amount of
Securities to                 Amount to be              Offering                Offering               Registration
be Registered(1)              Registered(2)        Price Per Share(3)           Price (4)                  Fee
----------------              -------------        ------------------           ---------                  ---
Common Stock
$0.10 par value
per share                         50,050                  $9.99                 $500,000                  $53.50
========================================================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Osage Federal Bank Employees' Savings & Profit Sharing Plan and Trust (the "Plan"), as described herein.
(2) Estimates the maximum number of shares expected to be issued under the Plan assuming that all employer and employee contributions to the Plan are used to purchase shares of Common Stock of Osage Bancshares, Inc. (the "Company"), together with an indeterminate number of shares which may be necessary to adjust the number of additional shares of Common Stock reserved for issuance pursuant to the Plan and being registered herein, as the result of a stock split, stock dividend, reclassification, recapitalization, or similar adjustment(s) of the Common Stock of the Company.
(3) Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rule 457(c) based on the average of the high and low prices of the Common Stock of the Registrant as reported on the Nasdaq Global Market on January 25, 2007.
(4)  Estimated based on (2) and (3) above.

     This Registration Statement shall become effective automatically upon the date of filing, in accordance with Section 8(a) of the Securities Act of 1933.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information. *
------

Item 2.  Registrant Information and Employee Plan Annual Information. *
------

         *This Registration Statement relates to the registration of 50,050 shares of Common Stock, $0.10 par value per share, of Osage Bancshares, Inc. (the "Company") reserved for issuance and delivery under the Osage Federal Bank Employees' Savings & Profit Sharing Plan and Trust (the "Plan"). Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.
------

         The Company became subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") on December 22, 2006 and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The following documents filed by the Company are incorporated in this Registration Statement by reference:


         (a) The Prospectus, filed with the SEC by the Registrant (File No. 333-137377) on September 15, 2006, which includes the consolidated statements of financial condition of Osage Federal Financial, Inc. and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of income, stockholders equity and cash flows for each of the years in the three-year period ended June 30, 2006, together with related notes and report of BKD LLP dated August 11, 2006; and

         (b) The description of the Company's securities as contained in the Company's Registration Statement on Form 8-A, as filed with the Commission on December 22, 2006.

         (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as filed with the Commission;

         (d) Current Report on Form 8-K filed with the Commission on December 14, 2006; and

         (e) Current Report on Form 8-K filed with the Commission on December 21, 2006; and

         (f) Current Report on Form 8-K filed with the Commission on January 11, 2007; and

         (g) Current Report on Form 8-K filed with the Commission on January 25, 2007.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.
------

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel.
------

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.
------

         Section 2-418 of the Maryland General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such.

         Article XVIII of the Articles of Incorporation of the Company (the "Articles") require indemnification of directors, officers and employees to the fullest extent permitted by Maryland law.

         The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Articles.

         The Company believes that these provisions assist the Company in, among other things, attracting and retaining qualified persons to serve the Company and its subsidiary. However, a result of such provisions could be to increase the expenses of the Company and effectively reduce the ability of stockholders to sue on behalf of the Company since certain suits could be barred or amounts that might otherwise be obtained on behalf of the Company could be required to be repaid by the Company to an indemnified party.

         Additionally, the Company has in force a directors and officers liability policy underwritten by Fidelity & Deposit of Maryland, a Zurich Company with a $1.0 million aggregate limit of liability and an aggregate deductible of $10,000 per loss both for claims directly against officers and directors and for claims where the Company is required to indemnify directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("1933 Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.
------

         Not Applicable.

Item 8.  Exhibits.
------

         For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

         In lieu of an opinion of counsel concerning the Plan's compliance with the requirements of ERISA, the Company hereby undertakes that it has submitted the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

Item 9.  Undertakings.
------

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do no apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pawhuska in the State of Oklahoma, on the 26th day of January 2007.

                                Osage Bancshares, Inc.


                                By:      /s/Mark S. White
                                         -------------------------------------
                                         Mark S. White
                                         President and Chief Executive Officer
                                         (Duly Authorized Representative)

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Osage Bancshares, Inc., do hereby severally constitute and appoint Mark S. White as our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Mark S. White may deem necessary or advisable to enable Osage Bancshares, Inc., to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-8 relating to the registrant, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Mark S. White shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the date indicated.

/s/Milton Labadie                                             /s/Mark S. White
---------------------                                         -----------------------------------------------
Milton Labadie                                                Mark S. White
Chairman and Director                                         President, Chief Executive Officer and Director
                                                              (Principal Executive Officer)

Date:    January 26, 2007                                     Date:    January 26, 2007


/s/Mark A. Formby                                             /s/Harvey Payne
---------------------                                         -----------------------------------------------
Mark A. Formby                                                Harvey Payne
Director                                                      Director

Date:    January 26, 2007                                     Date:    January 26, 2007


/s/Gary Strahan                                               /s/Richard Trolinger
---------------------                                         -----------------------------------------------
Gary Strahan                                                  Richard Trolinger
Director                                                      Executive Vice President, Chief Lending Officer
                                                                and Director

Date:    January 26, 2007                                     Date:    January 26, 2007


/s/Martha Hayes                                               /s/Sue Allen Smith
---------------------                                         -----------------------------------------------
Martha Hayes                                                  Sue Allen Smith
Senior Vice President and Director                            Vice President, Chief Financial Officer and
                                                                Treasurer
                                                              (Principal Financial and Accounting Officer)

Date:    January 26, 2007                                     Date:    January 26, 2007

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the plan administrator of the Osage Federal Bank Employees' Savings & Profit Sharing Plan and Trust has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pawhuska, State of Oklahoma on this 26th day of January 2007.

                              Osage Federal Bank
                              Employees' Savings & Profit Sharing Plan and Trust

                              By:      /s/Mark S. White
                                       -----------------------------------------
                                       Mark S. White
                                       Its President

                              As Plan Administrator on behalf of
                              Osage Federal Bank

                                INDEX TO EXHIBITS



Exhibit                   Description
-------                   -----------

4.1 Osage Federal Bank Employees' Savings and Profit Sharing Plan and Trust Basic Plan Document

4.2 Osage Federal Bank Employees' Savings and Profit Sharing Plan and Trust Adoption Agreement

4.3         Summary Plan Description of the Plan

4.4         Trust Document for the Plan

5.1 Favorable determination letter dated March 7, 2002, confirming that the Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended

23.1        Consent of BKD LLP